Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On October 1, 2018, pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”) by and among QuinStreet, Inc. (the “Company”), AmOne Corp. (“AmOne”) and Rod Romero (the “Seller”) entered into on October 1, 2018, the Company acquired all of the issued and outstanding capital stock of AmOne from the Seller (the “Closing”).

The Share Purchase Agreement required the Company to pay (i) at Closing, approximately $20.3 million in cash, subject to certain closing adjustments as provided in the Share Purchase Agreement, including adjustments for cash, debt and net asset balance and (ii) up to $8.0 million in additional post-Closing payments, payable in equal semi-annual installments over a two year period, with the first installment payable six-months following the date of Closing.

The Company has presented the pro forma combined balance sheet as if the acquisition had occurred on September 30, 2018 using the acquisition method of accounting. The Company has presented the pro forma combined statements of operations for the three months ended September 30, 2018 and the fiscal year ended June 30, 2018 as if the acquisition occurred on July 1, 2017.

These unaudited pro forma combined financial statements and the notes thereto should be read together with the Company’s audited consolidated financial statements and the notes thereto contained in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2018, filed with the Securities and Exchange Commission  on September 12, 2018.

The pro forma combined financial statements are presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated, nor is it necessarily indicative of the future financial condition and results of operations of the combined company.

PRO FORMA COMBINED BALANCE SHEET

As of September 30, 2018

(In thousands)

(Unaudited)

	QuinStreet, Inc.	AmOne Corp.	Pro Forma Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$70,519	$889	$(23,039)	(a)	$48,369
Accounts receivable, net	65,668	2,510	—		68,178
Marketable securities	—	404	—		404
Prepaid expenses and other assets	5,297	267	—		5,564
Total current assets	141,484	4,070	(23,039)		122,515
Property and equipment, net	4,126	122	—		4,248
Goodwill	62,283	—	4,065	(c)	66,348
Other intangible assets, net	7,835	—	23,900	(b)	31,735
Other assets, noncurrent	7,330	20	—		7,350
Total assets	$223,058	$4,212	$4,926		$232,196
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$34,129	$762	$—		$34,891
Accrued liabilities	31,015	355	—		31,370
Deferred revenue	881	—	—		881
Other liabilities	—	—	2,066	(a)	2,066
Total current liabilities	66,025	1,117	2,066		69,208
Other liabilities, noncurrent	4,008	257	5,698	(a)	9,963
Total liabilities	70,033	1,374	7,764		79,171
Stockholders' equity:
Common stock	49	8	(8)	(d)	49
Treasury stock	—	(416)	416	(d)	—
Additional paid-in capital	277,084	190	(190)	(d)	277,084
Accumulated other comprehensive loss	(302)	—	—		(302)
Accumulated deficit	(123,806)	3,056	(3,056)	(d)	(123,806)
Total stockholders' equity	153,025	2,838	(2,838)		153,025
Total liabilities and stockholders' equity	$223,058	$4,212	$4,926		$232,196

PRO FORMA COMBINED STATEMENT OF OPERATIONS

Fiscal Year Ended June 30, 2018

(In thousands, except per share data)

(Unaudited)

	QuinStreet, Inc.	AmOne Corp.	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$404,358	$21,779	$—		$426,137
Cost of revenue	345,947	15,826	3	(f)	361,776
Gross profit	58,411	5,953	(3)		64,361
Operating expenses:
Product development	13,805	463	—		14,268
Sales and marketing	10,414	732	—		11,146
General and administrative	18,556	1,112	—		19,668
Operating income	15,636	3,646	(3)		19,279
Interest income	181	—	—		181
Other income, net	687	45	—		732
Income before taxes	16,504	3,691	(3)		20,192
Provision for taxes	(574)	—	—	(g)	(574)
Net income	$15,930	$3,691	$(3)		$19,618
Net income per share:
Basic	$0.34				$0.42
Diluted	$0.32				$0.39
Weighted-average shares used in computing net income per share:
Basic	46,417				46,417
Diluted	49,872				49,872

PRO FORMA COMBINED STATEMENT OF OPERATIONS

Three Months Ended September 30, 2018

(In thousands, except per share data)

(Unaudited)

	QuinStreet, Inc.	AmOne Corp.	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$112,869	$6,490	$—		$119,359
Cost of revenue	96,813	4,731	1	(f)	101,545
Gross profit	16,056	1,759	(1)		17,814
Operating expenses:
Product development	3,305	151	—		3,456
Sales and marketing	2,044	235	—		2,279
General and administrative	5,394	338	(172)	(e)	5,560
Operating income	5,313	1,035	171		6,519
Interest income	66	—	—		66
Other (expense) income, net	(67)	30	—		(37)
Income before taxes	5,312	1,065	171		6,548
Provision for taxes	(15)	—	—	(g)	(15)
Net income	$5,297	$1,065	$171		$6,533
Net income per share:
Basic	$0.11				$0.13
Diluted	$0.10				$0.12
Weighted-average shares used in computing net income per share:
Basic	48,663				48,663
Diluted	52,441				52,441

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Basis of Presentation

The historical combined financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

As AmOne’s fiscal year end is December 31, the Company has compiled the AmOne statement of operations for the twelve months ended June 30, 2018 by obtaining the statement of operations for the fiscal year ended December 31, 2017, adding the statement of operations activity from January 1, 2018 through June 30, 2018 and subtracting the statement of operations activity from January 1, 2017 through June 30, 2017.

Note 2. Preliminary Purchase Price Allocation

The Company acquired AmOne for approximately $20.3 million in cash, subject to certain closing adjustments as provided in the Share Purchase Agreement, including adjustments for cash, debt and net asset balance and (ii) up to $8.0 million in additional post-Closing payments, payable in equal semi-annual installments over a two year period, with the first installment payable six-months following the date of Closing. Total consideration at closing was calculated as follows (in thousands):

Estimated Fair Value
Cash	$23,039
Deferred payments	7,764
Total	$30,803

The Company has performed a preliminary valuation analysis of the fair market value of AmOne's assets acquired. The following table summarizes the preliminary allocation of the purchase price and the estimated useful lives of the identifiable intangible assets acquired as of the date of the acquisition (in thousands):

	Estimated Fair Value	Estimated Useful Life
Customer/publisher/advertiser relationships	$22,400	8 years
Website/trade/domain names	1,100	15 years
Acquired technology and others	400	3 years
Goodwill	4,065	Indefinite
Net assets	2,838	n/a
Total	$30,803

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma combined financial statements. Due to the timing of the close of the acquisition, the Company is still finalizing the allocation of the purchase price to the individual assets acquired. Accordingly, these preliminary estimates are subject to change during the measurement period, which is the period subsequent to the acquisition date during which the acquiror may adjust the provisional amounts recognized for a business combination, not to exceed one year form the acquisition date. The final purchase price allocation, which may include changes in the allocations within intangible assets and between intangible assets and goodwill, will be determined when the Company has completed the detailed review of underlying inputs and assumptions used in its preliminary purchase price allocation.

Note 3. Pro Forma Adjustments

The following adjustments have been reflected in the unaudited pro forma combined financial statements. The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

(a)	To record the total consideration paid related to the acquisition.
(b)	To record the fair value of the acquired assets as of the acquisition date.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

(Unaudited)

(c)	To record the goodwill associated with the acquisition.
(d)	Represents the elimination of the historical AmOne shareholder’s equity.
(e)	Represents the elimination of nonrecurring acquisition costs incurred by the Company during the three months ended September 30, 2018 that are directly related to the acquisition.
(f)	To recognize the amortization associated with the intangible assets acquired by the Company on a straight-line basis over its estimated useful life.
(g)	No provision for income taxes was recorded related to the acquisition as the Company maintains a full valuation allowance against its deferred tax assets.